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                                                                                                         --------------------------
 FORM 3                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    --------------------------
                                                    WASHINGTON, D.C. 20549                               OMB Number  3235-0104
                                                                                                         Expires: December 31, 2001
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name AND Ticker or Trading Symbol
   Person*                             |     quiring Statement   |
                                       |                         |     EchoCath, Inc.                         ECHAC
   Prischak     Joseph      J.         |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |         9/7/99          |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
 2425 W. 23rd Street                   |  3. IRS or Social       | ___ Director      __X__ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | ___ Officer       _____ Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give title         (specify |    Form filed by:
                                       |     Person (Voluntary)  |      below              below)   | _X_ One Reporting Person
                                       |                         |                                  | ___ More than One Reporting
 Erie        Pennsylvania    16506     |                         |      ------------------------    |     Person
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(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
                                       |                                 |                      |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v)                                    SEC 1473 (3-99)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                         REQUIRED TO RESPOND UNLESS THE FOM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                        |  Amount |           |    (D) or   |
                               |Exer-  | ation |         Title          |  or     |           |    Indirect |
                               |cisable| Date  |                        |  Number |           |    (I)      |
                               |       |       |                        |  of     |           |  (Instr. 5) |
                               |       |       |                        |  Shares |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
convertible promissory notes   |present| 9/7/02| Class A Common Stock   |1,533,318|     *     |    D        |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
warrants                       |present| 9/7/02| Class A Common Stock   |1,533,318|  $0.75    |    D        |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
-------------------------------|-------|-------|------------------------|---------|-----------|-------------|-----------------------
                               |       |       |                        |         |           |             |
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Explanation of Responses:

* These notes ae convertible at the lower of $0.75 per share or the then current market price.

                                                                          /s/  Joseph J. Prischak               September 16, 1999
                                                                      ------------------------------------      ------------------
                                                                         *Signature of Reporting Person                 Date
                                                                               Joseph J. Prischak


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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